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                                                                     Exhibit 4.1


                           Alleghany Asset Management

                         Savings and Profit Sharing Plan
















                                Dated: June, 1998
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                                    ARTICLE 1

                                 HISTORY OF PLAN

1.1 Spin-Off From Prior CT&T Plan. Effective as of the Spin-Off Date (as hereinafter defined), this Alleghany Asset Management Savings and Profit Sharing Plan (the "Plan") was created and certain assets and liabilities of the Chicago Title and Trust Company Savings and Profit Sharing Plan attributable to Employees of the Employers were transferred into this Plan.

1.2 Legal Compliance. It is intended that the Plan and the trust established pursuant to the Plan meet the requirements of the Employee Retirement Income Security Act of 1974, as amended, and other laws applicable to tax qualified benefit plans, and be maintained as a qualified plan, the trust of which is tax-exempt, under Sections 401(a) and 501(a) of the Internal Revenue Code as of 1986, as amended.

1.3 Except as required by law or as otherwise specifically provided, the benefits payable hereunder to any participant or the beneficiary of any participant shall be determined under the provisions of this Plan as in effect as of the date the participant's service terminated, but the time his benefits shall commence and the form of payment of his benefits shall be determined under the provisions of this Plan as in effect at the time his benefits are to commence.

1.4 This Plan is designated as a profit-sharing plan for all purposes of the Code.

                                    ARTICLE 2

                                   DEFINITIONS

For purposes of this Plan, the following definitions shall apply:

2.1      "Board" means the Board of Directors of the Company.

2.2 "Code" means the Internal Revenue Code of 1986, as amended from time to time together with applicable regulations promulgated under the Code.

2.3      "Committee" means the Alleghany Asset Management Benefits Committee.

2.4      "Company" means Alleghany Asset Management, Inc.

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2.5      "Compensation" means a participant's annual base salary for a salaried
         Employee or an equivalent for an hourly Employee from an Employer for services rendered as an Employee exclusive of bonuses, incentive compensation, commissions and overtime pay.

         In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each employee or participant taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with
         Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (the "determination period") beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limitation will be multiplied by a fraction, the numerator of which is the number of months in the determination period and the denominator of which is 12.

         If Compensation for any prior determination period is taken in account in determining an employee's benefits accruing in the current Plan year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

2.6 "Employee" means any person who is employed by and rendering personal services to an Employer, excluding any independent contractor and any individual who is a "leased employee" as defined in Section 414(n) of the Code. For all purposes of the Plan, an individual shall be an "employee" of, or be "employed" by, an Employer for any Plan Year only if such individual is treated by an Employer for such Plan Year as its employee for purposes of employment taxes and wage withholding for Federal income taxes, regardless of any subsequent reclassification by an Employer, any governmental agency or court.

2.7 "Employer" means any Related Company other than the Company, which are authorized by the Board to adopt the Plan. In addition, the term "Employer" includes the Predecessor Employer for periods prior to the Spin-Off Date.

2.8 "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time, together with any regulations promulgated under the Act.

2.9      "Hour of Service" with respect to an Employee means each hour:

         (a) For which the Employee is directly or indirectly compensated by, or entitled to compensation for the performance of duties from an Employer;

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         (b)      For which back pay, irrespective of mitigation of damages, has been awarded or agreed to by an Employer;

         (c) For which the Employee is paid or entitled to payment by an Employer, but during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided, however, that no credit shall be given for periods for which payment is made solely to comply with workers' compensation or unemployment compensation of disability insurance laws or for payments which solely reimburse an Employee for medical or medically related expenses incurred by the Employee;

         (d) The number of hours for which an Employee is paid or entitled to payment by an Employer for reasons described in paragraphs
                  (a) through (c) of this Section 2.9 (or the number of hours to which an award of or agreement to pay back pay for a period described under such paragraph applies) shall be determined in accordance with regulations prescribed by the Secretary of Labor; and

         (e) The computation period to which Hours of Service described in paragraphs (b) or (c) are credited shall be determined in accordance with regulations prescribed by the Secretary of Labor.

2.10 "Leased Employee" means any person who is not an Employee of an Employer, but who has provided services for an Employer under the primary direction or control by an Employer, on a substantially full time basis for a period of at least one year, pursuant to an agreement between an Employer and a leasing organization. The period during which a leased employee performs services for an Employer shall be taken into account for purposes of Section 4.2 unless:

         (a) such Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which provides a non-integrated employer contribution rate of at least 10 percent of compensation, immediate participation for all employees and full and immediate vesting, and

         (b) Leased Employees do not constitute more than 20 percent of the Employer's nonhighly compensated workforce.

2.11 "OBRA" shall mean the Omnibus Budget Reconciliation Act of 1993, as amended.

2.12 "Plan" means the Alleghany Asset Management, Inc. Savings and Profit Sharing Plan, as set forth in this instrument and as amended from time to time.

2.13     "Plan Year" means a calendar year.


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2.14     "Plan Sponsor" means the Company.

2.15 "Predecessor Employer" means Chicago Title and Trust Company and any corporation or trade or business during any period that it is a member of a controlled group of corporations or a controlled group of trades or business and described in Sections 414(b) and (c), respectively, of the Code which controlled group of corporations or trades or businesses included Chicago Title and Trust Company.

2.16 "Prior CT&T Plan" means the Chicago Title and Trust Company Savings and Profit Sharing Plan, as in effect on the day immediately preceding the Spin-Off Date.

2.17 "Spin-Off Date" means June 17, 1998, the date that the Company and Chicago Title and Trust Company cease to be members of a controlled group of corporations (within the meaning of Section 414(b) of the Code) by reason of the distribution of Chicago Title Corporation to the stockholders of Alleghany Corporation.

2.18 "Related Company" means with respect to any Employer, any corporation, trade or business, during any period that it is along with that Employer, was a member of a controlled group of corporations, or a controlled group of trades or businesses as described in Sections 414(b) and (c) respectively of the Code. A Related Company shall also include any organization (whether or not incorporated) which is a member of an affiliated service group as defined in Section 414(m) of the Code which includes an Employer, and any other entity required to be aggregated with an Employer pursuant to regulations under Section 414(o) of the Code.

2.19 "Total and Permanent Disability" shall have the same meaning as given to that or any comparable term in the Company's long-term disability plan or, if no such plan shall exist, the meaning used by the Social Security Administration for such term shall be used.

2.20 "Trust" means the relationship established between the Company and the Trustee under the Trust Agreement providing for the management and investment of Plan assets.

2.21 "Trustee" means The Chicago Trust Company in its fiduciary capacity and any co-trustee or successor fiduciary.

2.22 "Vesting Service" means the service of a participant as calculated in accordance with Article 4.

2.23 "Valuation Date" means the last day of each calendar quarter and any other date specified by the Company for valuation of trust assets.


                                    ARTICLE 3

                           ELIGIBILITY AND ENROLLMENT


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3.1      Eligibility. Any Employee of an Employer who, on the day immediately preceding the Spin-Off Date, was a participant in the Prior CT&T Plan shall become a participant in this Plan on the Spin-Off Date. Any other Employee of an Employer who is employed on a full-time basis or is a part-time Employee scheduled to work 20 or more hours a week will become eligible to participate in the Plan:

         (a) If such Employee has attained age 21 at the commencement of his employment, the Employee will be eligible to participate in the Plan on the first full pay period following employment; and

         (b) If such Employee has not attained age 21 at the commencement of his employment, he will be eligible to participate in the Plan on the date of the first full pay period following the attainment of age 21.

         Any Employee scheduled to work less than 20 hours a week and any limited term employee retained in employment beyond the initial term of contract shall be eligible to participate in the Plan upon completion of a year of eligibility service, subject to any age requirement as described in this Section. A "year of eligibility service" is the completion of 1,000 Hours of Service or more during the first twelve months of employment or during any Plan Year ending after such twelve months of employment.

3.2 Participation Not a Contract of Employment. The Plan, and an Employee's participation in the Plan, does not constitute a contract of employment and affords the participant no right or guarantee of continued employment by an Employer or any right of future accrual of benefits or to be a consideration for, or an inducement for, the employment of any Employee. Nothing contained in the Plan shall be deemed to interfere with the right of any Employer to discharge or to terminate the service of any Employee at any time without regard to the effect such discharge or termination may have on any rights under the Plan.


                                    ARTICLE 4

                                 VESTING SERVICE

4.1 Service Prior to the Spin-Off Date. For periods prior to June 18, 1998, an employee shall be credited with the Vesting Service determined under the Prior CT&T Plan as in effect immediately prior to the Spin-off Date.

4.2 Accrual. For the period commencing January 18, 1998, and for each Plan Year thereafter, an Employee shall accrue one year of Vesting Service for each Plan Year in which the Employee has 1,000 or more Hours of Service with an Employer.


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4.3      Re-employment. If an Employee terminates employment with an Employer and is later reemployed by an Employer, such Employee will again become eligible to participate upon reemployment and prior Vesting Service of the Employee shall be reinstated as of the date of reemployment.

4.4 Related Company. Each Employer shall recognize the Vesting Service of an Employee accrued while in the employment of a Related Company. Each Employer, in its sole discretion, may recognize as Vesting Service an Employee's service with a Related Company during periods prior to the time the entity became a Related Company under the Plan.

4.5 Authority of Committee. In furtherance and not in derogation of any rights afforded to an Employee under the Plan, the Committee may adopt such rules uniformly applicable to all employees similarly situated as it deems advisable for purposes of Plan administration including, but not limited to, service accrued during leaves of absence, paternity and maternity leave, illness and service in the armed forces. In no event shall an Employee's absence from service while on maternity or paternity leave in accordance with Company policy be deemed a termination of employment under the Plan or otherwise force a distribution of account balances.

4.6 Qualified Military Service. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.


                                   ARTICLE 5

                            BEFORE-TAX CONTRIBUTIONS

5.1 Amount of Before-Tax Contribution. A participant may elect to make a before-tax contribution to the Plan as of any payroll date in any whole percentage of Compensation, with a minimum contribution of one percent and a maximum contribution of thirteen percent. No participant may elect to make a before-tax contribution in the aggregate for any Plan Year in excess of $7,000 (or such greater amount as determined pursuant to Section 402(g)(5) of the Code). When a participant election is made, the Employer shall reduce the participant's Compensation actually paid for services rendered by the appropriate amount, note payroll records accordingly and remit such amount to the Trustee. To the extent a participant makes contributions to the Plan in excess of the limit under Section 402(g)(5) of the Code, such excess amount (and the income allocable to such excess) shall be refunded to the participant as soon as administratively possible but not later than April 15 of the Plan Year following the Plan Year for which such contributions were made, as provided in rules adopted by the Committee and in the manner and within the time required under Section 402(g) of the Code and the regulations thereunder.

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5.2      Pre-condition. Any before-tax contribution of a "highly compensated participant" (as defined in Section 5.9) will be limited to amounts permitted under Section 5.8 of the Plan.

5.3 Matching Employer Contributions. Participant before-tax contributions of at least one percent, but not exceeding six percent of Compensation, shall be eligible for matching Employer contributions as provided in
         Article 6; provided that, Participant before-tax contributions in excess of six percent of Compensation shall be re-characterized as having been made at a constant six percent rate in determining the availability of matching Employer contributions.

5.4 Payment of Before-Tax Contributions. Before-tax contributions shall be paid by an Employer to the Trustee as soon as practicable, but not later than the 15th business day of the next following month. The Trustee will hold participant's contributions when received in a separate account that is fully vested and nonforfeitable.

5.5 Change in Rate of Contributions. A participant may initiate or change the amount of before-tax contributions on approximately a monthly basis in accordance with administrative procedures promulgated for the Plan, but subject to a limit of twelve changes a year.

5.6 Suspension of Contributions. A participant may elect to suspend before-tax contributions as of any payroll date and each suspension shall remain effective until the participant makes a new election of contributions.

5.7 Maintenance of Tax Qualified Status. In order to maintain the tax qualified status of the Plan, the Committee may, without the consent of a participant, modify or revoke, prospectively or retroactively, any participant's election to make before-tax contributions.

5.8 Limitations on Before-Tax Contributions by Highly Compensated. In no event shall the actual deferral percentage (as defined below) of "highly compensated participants" (as defined in Section 5.9) for any Plan Year exceed the greater of:

         (a) the actual deferral percentage of all other participants for such Plan Year multiplied by 1.25; or

         (b) the actual deferral percentage of all other participants for such Plan Year multiplied by 2.00; provided that the actual deferral percentage of the highly compensated participants does not exceed that of all other participants by more than 2 percentage points.

         The "actual deferral percentage" of a group of participants for a Plan Year means the average of the ratios (determined separately for each participant in such group) of A to B

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         where A equals the before-tax contributions credited to each participant's account for such Plan Year and B equals the participant's compensation for such Plan Year. For purposes of this Section, the term "compensation" shall mean compensation as defined in Section 414(s) of the Code, including before-tax contributions and employee contributions to a cafeteria plan described in Section 125 of the Code. The Committee shall determine from time to time based on the before-tax contribution elections then on file with the Committee whether the foregoing limitations will be satisfied and to the extent necessary to insure compliance with such limitation may reduce on an individual by individual basis for each highly compensated participant who is exceeding such deferral percentage the applicable percentage of before-tax contributions to be withheld for such highly compensated participant beginning with the highly compensated participant with the highest deferral percentage first and then reducing the applicable percentage for each subsequent highly compensated participant in order of compensation until such excess is eliminated.

         For purposes of this Section, the actual deferral percentage of a highly compensated participant who is eligible to have before-tax contributions made under two or more plans or arrangements, as described in Section 401(k) of the Code, that are maintained by the Employer or any Related Company shall be determined as if all such contributions were made under a single arrangement.

5.9 Highly Compensated Participant. A "highly compensated participant" means any participant who:

         (a) was a 5 percent owner of the Company or a Related Company (determined by applying Section 318 of the Code) during the current or immediately preceding Plan Year; or

         (b) received annual compensation from the Company and/or a Related Company of more than $80,000 (or such greater amount as may be determined by the Commissioner of Internal Revenue) and during the immediately preceding Plan Year and was in the top-paid 20% of the Employees (ranked on the basis of compensation) for such Plan Year.

         For purposes of this Section, compensation means compensation as defined in Section 5.8 of the Plan. The determination of highly compensated participants will be made in accordance with regulations under Section 414(q) of the Code.

5.10 Refund of Excess Before-Tax Contributions. To the extent necessary to conform to the limitations described in Section 5.8, the Committee may reduce before-tax contributions made on behalf of highly compensated participants consistent with the regulations issued under Section 401(k) of the Code. Such reduction shall be effected by reducing the before-tax contributions made on behalf of highly compensated participants (in the order


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         of their actual deferral percentage) beginning with the highly compensated participant who deferred the largest contribution amount first, then reducing such contributions to the next highest before-tax contribution amount and so forth until such limitations are satisfied. Any before-tax contributions made on behalf of any participant which cannot be credited to him in such Plan Year under Section 5.8 shall be repaid to him with the income thereon and without regard to any other provision of the Plan. A repayment shall occur within the first two and one-half months after such Plan Year. For purposes of determining the amount of any income for a Plan Year attributable to any excess contributions made by a highly compensated participant (as defined in Section 5.9) to be returned to such participant, the following formula will be used:

         i. first, the value of his before-tax contribution account as of the beginning of the Plan Year and as of the last day of the Plan Year shall be determined.

         ii. next, the gain or loss on such before-tax contribution account shall be determined after first reducing the difference between the balance of the account as at the end of the year and the balance as at the beginning of the year by before-tax contributions made for such year.

         iii. any matching contributions and earnings thereon which are attributable to before-tax contributions reduced under this Section shall be forfeited and applied to reduce Employer contributions.

                                    ARTICLE 6

                             EMPLOYER CONTRIBUTIONS

6.1 Amount of Employer Contributions. Two types of Employer contributions shall be made.

         (a) Base Amount. An Employer shall contribute on behalf of each participant an amount equal to 25% of eligible (1%-6% of Compensation) before-tax contributions by the participant up to a maximum of 1.5% of the participant's Compensation. An Employer shall pay these payroll matching contributions to the Trustee at approximately the same time as the underlying before-tax contributions are paid to the Trustee.

         (b) Profit Sharing Contribution. For each Plan Year, an Employer shall contribute on behalf of each participant employed on December 31 (except as otherwise noted in Section 12.3) an additional percentage of eligible before-tax contributions varying with the Company's consolidated rate of return on equity for that year in accordance with the following schedule:

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          Consolidated
        Return on Equity*                                  Applicable Percentage
          Less than 10%                                                0
            10%                                                        5%
            11                                                        15
            12                                                        25
            13                                                        40
            14                                                        55
            15                                                        75
            16                                                        90
            17                                                       105
            18 or more                                               125

        *rounded to the nearest whole percent

         An Employer shall pay its profit sharing contributions to the Trustee without interest and within a reasonable time after the Company's return on equity calculations are completed for purposes of its annual financial statement, but in no event later than the due date (including extensions) for its Federal Income Tax return.

6.2 Return on Equity. For purposes of this paragraph "return on equity" shall mean the Company's after-tax operating income before net realized gain or loss on sale of securities and before net unrealized holding gain or loss on trading securities divided by the Company's average operating equity at year-end, exclusive of unrealized market appreciation or depreciation on securities, for the current and next previous calendar year. In making such calculation, at the discretion of the Company, unusual items of gain or loss may be excluded. For purposes of this Section, and only for the Plan Year 1998, the term Company shall include the Related Employers and the Predecessor Employer.

6.3 Application of Forfeitures. Any amounts credited in the account of a participant and forfeited in accordance with Article 12 shall be applied to reduce Employer contributions.

6.4 Limitations on Employer Contributions for Highly Compensated Participants. In no event shall the Employer contribution percentage (as defined below) of highly compensated participants (as defined in Section 5.9) in any Plan Year exceed the greater of:

         (a) The Employer contribution percentage of all other participants for such Plan Year multiplied by 1.25; or

         (b) The Employer contribution percentage of all other participants for such Plan Year multiplied by 2.00; provided that the actual Employer contribution percentage of the highly compensated participants does not exceed that of all other participants by more than 2 percentage points.

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         The "Employer contribution percentage" of a group of participants for a
         Plan Year means the average of the ratios (determined separately for each participant in such group) of A to B where A equals the Employer contributions made on behalf of each participant for such Plan Year under Section 6.1 and B equals the participant's compensation (as defined in Section 5.8) for such Plan Year. The Committee shall determine from time to time based on the Employer contributions made for such Plan Year under Section 6.1 whether the foregoing limitations will be satisfied and to the extent necessary to ensure compliance with such limitation, may reduce on an individual-by-individual basis for each highly compensated participant whose Employer contributions exceed such contribution percentage the Employer contributions to be made on behalf of such highly compensated participant beginning with the highly compensated participant with the highest Employer contribution allocation first, and then reducing the applicable percentage for each subsequent highly compensated participant in order of compensation until such excess is eliminated. Further, if multiple use of the limitations contained in paragraph B of this Section and Section 5.8 occurs as deemed in Treasury Regulation Section 1.401(m)-2(c), such multiple use will be corrected in the manner described in Treasury Regulation Section 1.401(m)-l(e).

6.5 Refund of Excess Employer Contributions. To the extent necessary to conform to the limitations described in Section 6.4, the Committee shall reduce Employer contributions and return such contributions to the Employer or use such Employer contributions to match before-tax contributions of other participants consistent with regulations issued under Section 401(m) of the Code. To the extent Employer contributions cannot be credited under Section 6.4 such contributions shall not be deemed to be vested and non-forfeitable. Such reduction shall be effected in the same manner as provided in Section 5.10, except that the term "Employer contribution" shall be substituted for the term "before-tax contributions." For purposes of determining the amount of any income for a Plan Year attributable to any Employer contributions which cannot be allocated to a highly compensated participant under the Plan, the following formula will be used:

         (i) first, the value of his Employer contribution account as of the beginning of the Plan Year and as of the last day of the Plan year shall be determined;

         (ii) next, the gain or loss of such Employer contribution account shall be determined after reducing the difference between the balance of the account as at the end of the year and the balance as at the beginning of the year by Employer contributions made for such year; and

         (iii) next, the amount calculated under paragraph (ii) shall be multiplied by a fraction, the numerator of which is the excess Employer contributions made on behalf of the participant for such year and the denominator of which is such participant's Employer contribution account as of the last day of such year, reduced by the

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                  amount of any gain for such year and increased by the amount of any loss for such year.

                                    ARTICLE 7

               LIMITATIONS ON EMPLOYER AND EMPLOYEE CONTRIBUTIONS

7.1 Annual Additions to Participant's Account. The maximum aggregate annual additions allocated to a participant's account in any Plan Year shall not exceed the lesser of:

         (a) $30,000 (or such greater amount as shall be provided by IRS regulations); or

         (b)      25% of the participant's compensation in such Plan Year.

7.2 Limitation for Participants in Multiple Plans. In the case of a participant who participates in this Plan and a qualified defined benefit plan maintained by the Employer, the sum of the defined contribution plan fraction and the defined benefit plan fraction in any year shall not exceed 1.0.

         For purposes of applying the limitations of this Section the following rules shall apply:

         (a) The term "defined contribution plan fraction" shall mean the actual aggregate annual additions to the Plan, determined as of the close of the Plan Year, over the aggregate of the maximum annual additions which could have been made for each year of the Participant's service had such annual additions been limited each year in accordance with the restrictions imposed by Section 415 of the Code, taking into account the transition rules for years ending prior to January 1, 1983 prescribed under the ERISA and the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), including the rules of
                  Section 415(e)(3) of the Code, as amended by TEFRA, unless the Committee elects to apply the rules of Section 415(e)(6) of the Code, as added by TEFRA.

         (b) The term "defined benefit plan fraction" shall mean the projected annual benefit payable under the qualified defined benefit plan, determined without regard to the restrictions imposed by Section 415(b) of the Code, over the annual benefit payable under the Plan, taking into account such restrictions, but increased as provided in Section 415(e)(2)(B) of the Code, as amended by TEFRA, and in accordance with Section 235(g)(4) of TEFRA.

         The foregoing provisions of this Section 7.2 shall not be applicable for Plan Years beginning after December 31, 1999.


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7.3      Preclusion of Excess Annual Additions; Reduction of Benefits. The
         Committee shall maintain records showing the contributions allocated to a participant's account in any Plan Year. In the event that the Committee determines that the allocation of a contribution would cause the restrictions imposed by Sections 7.1 or 7.2 to be exceeded, the participant's or the Employer's contributions on behalf of such participant shall be reduced in the following order, but only to the extent necessary to satisfy such restrictions:

         (a) First, unmatched before-tax participant contributions shall be reduced; and

         (b) Second, matched before-tax participant contributions and the matching Employer contributions allocated in respect thereof shall be reduced.

         Notwithstanding the foregoing, if the combination limitation prescribed under Section 7.2 hereof would be exceeded, benefits under the defined benefit plan shall be reduced or frozen prior to making any reductions in this Plan.

7.4 Disposal of Excess Annual Additions. In the event that, notwithstanding the foregoing sections, the restrictions prescribed hereunder are exceeded with respect to any participant and such excess arises as a consequence of an allocation of forfeitures or a reasonable error in estimating the participant's compensation, the excess, to the extent attributable to voluntary employee contributions, shall be returned to the participant. The remaining excess, if any, shall be returned to the participant. The remaining excess, if any, shall be utilized to reduce future matching Employer contributions on behalf of the Participant for the next succeeding Plan Year and succeeding Plan Years as necessary or, if the Participant is no longer employed in such a succeeding Plan Year, to reduce future matching Employer contributions on behalf of the other participants entitled to an allocation.

7.5 Aggregation of Plans. For purposes of this Article, all qualified defined contribution plans maintained by an Employer shall be treated as a single plan, and all qualified defined benefit plans maintained by an Employer shall be treated as a single plan.

7.6 Definition of Annual Addition. For purposes of this Article, the term "annual addition" shall mean the sum for any Plan Year of the following amounts allocated to the account of a Participant:

         (a) Salary reduction contributions and Employer contributions under Article 6 (including any forfeitures used to reduce matching Employer contributions);

         (b)      Forfeitures arising under Article 12; and

         (c) Employer contributions under Article 18.

7.7 Definition of "Compensation". For purposes of this Article, the term "compensation" shall mean a participant's total cash compensation for services rendered to an Employer as an employee, determined in accordance with Section 415(c)(3) of the Code and the regulations thereunder, including any elective deferrals (as defined in Section 402(g)(3) of the Code) and any amount contributed or deferred by an Employer at the participant's election which is excludable from income under Section 125 of the Code.

7.8 Definition of "Employer". For purposes of this Article, the term "Employer" shall include any Related Company, as such definition is modified by Section 415(h) of the Code.


                                    ARTICLE 8

                           INVESTMENT OF CONTRIBUTIONS

8.1 Use of Trustee. The Company shall maintain a trust agreement with the Trustee, or such other fiduciary as the Company may select for the custody, investment and maintenance of all Plan assets, as hereinafter defined. The Trustee shall receive, hold, invest and reinvest all Plan contributions, together with the assets of the Prior CT&T Plan.

8.2 Investment Funds. Subject to the approval of the Committee, the Trustee shall establish and maintain at least three and not more than ten investment funds (the "Funds") for the investment of trust assets. These Funds, together with assets of the Prior CT&T Plan are referred to as "Plan Assets." The Trustee shall maintain and communicate to Plan participants, from time to time, a general description of the investment objectives of each one of the Funds.

8.3 Alleghany Stock Fund. The Trustee shall establish and maintain, as one of the investment funds authorized under Section 8.2, an investment fund invested in Alleghany Corporation common stock together with such cash reserves as the Trustee may deem appropriate for liquidity or other prudent purposes (the "Alleghany Stock Fund"). The Alleghany Stock Fund shall be maintained using the unit method of accounting with shares of stock owned by the Trustee. Participants will have no right of distribution in kind from the Alleghany Stock Fund. All shares of the Alleghany Stock Fund will be voted by the Trustee with the use of such independent fiduciaries as it may, from time to time, deem appropriate.

         Participants in the Alleghany Stock Fund in the Prior CT&T Plan shall have credited to the Alleghany Stock Fund (and re-invested in Alleghany Corporation common stock) the proceeds from any Chicago Title Corporation common stock distributed by Alleghany Corporation to its stockholders.

8.4 Use of Mutual Funds, or Collective Investment Media. Subject to the approval of the Committee, the Trustee may utilize for the investment of Plan Assets, without limitation, any mutual funds, common trust funds or collective investment media maintained, advised or sponsored by the Trustee or an affiliated company.

8.5 Investment Selection. Each participant shall elect that percentage, in whole multiples of 1% of employee and Employer contributions, to be invested in the Funds.

8.6 Investment Changes and Transfers. A participant may direct a change in the investment of future contributions in whole multiples of 1% from one investment medium to another on a daily basis in accordance with administrative procedures promulgated for the Plan. Transfer of funds from one investment medium to another may be done on a daily basis in accordance with administrative procedures promulgated for the Plan. A participant is allowed an unlimited number of investment changes and transfers.

8.7 Interim Investment or Ineffective Direction. In the event that an investment direction has not been received by the Trustee from a participant for Plan assets or in the event any investment direction is ambiguous or ineffective, the subject assets shall be invested in the Safety of Principal Fund until appropriate investment direction has been received by the Trustee.

                                    ARTICLE 9

                                  PLAN ACCOUNTS

9.1 Recordkeeping. The Company shall maintain accounts of each participant's aggregate interest in each Fund, together with the source of funds in each such investment category.

9.2 Statements. Plan statements of accounts shall be issued to participants on a quarterly basis. The Company may, in its discretion, make Plan information available to participants electronically or by other means, in which case the frequency of Plan statements may be adjusted as the Company deems appropriate but in no event shall statements be provided less than on an annual basis.

9.3 Valuation. The assets of each Fund shall be valued on a fair market value basis by the Trustee daily, and shall take into account credits for contributions and loan repayments, debits for loans and withdrawals and allocations for income, expenses, loss and appreciation.

9.4 Participant Direction. Debits and credits to a participant's account shall be prorated in accordance with the participant's direction in effect on the effective date for such account activity.

                                   ARTICLE 10

                              WITHDRAWALS AND LOANS

10.1 After-Tax Contributions. A participant may as of any Valuation Date elect to withdraw all or any part of after-tax contributions without penalty on approximately a monthly basis in accordance with administrative procedures promulgated for the Plan.

10.2     Withdrawals of Before-Tax Contributions.

         (a) A participant who has not attained age 59-1/2 may, as of any Valuation Date, make a withdrawal of before-tax contributions upon written application to the Committee and pursuant to the following rules:

                  (i) The amount withdrawn may not exceed the amount necessary to satisfy an immediate and heavy financial need of the participant. An "immediate and heavy" financial need shall mean the financial need of a participant to meet any extraordinary expenses incurred on account of accident, sickness or disability; to provide for the payment of tuition and related educational fees for the next year's college education for the participant or the spouse or dependents of the participant; to purchase a principal residence for the participant (excluding mortgage payments other than those necessary to prevent a foreclosure); to make mortgage payments in order to prevent eviction from the participant's principal residence; to satisfy unforeseeable catastrophic fire, water or storm damage to the principal residence of the participant; to prevent termination of utilities to the principal residence of the participant; funeral expenses for a family member of the participant; or to satisfy any other immediate and heavy financial need of a catastrophic nature as determined by the Committee. The amount of such withdrawal may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such withdrawal.

                  (ii) The participant must represent in writing satisfactory to the Employer that the immediate and heavy financial need cannot be satisfied through one of the following:

                           a. through reimbursement or compensation by insurance or otherwise;

                           b.       by reasonable liquidation of the
                                    participant's passbook savings accounts to the extent such liquidation would not of itself cause an immediate and heavy financial need;

                           c.       by cessation of elective before-tax
                                    contributions to the Plan; or

                           d. by distributions or non-taxable loaned from the Plan or any other plans maintained by the Employer, a Related Company or another employer, or by borrowing from commercial sources on reasonable commercial terms.

         (b) A hardship withdrawal shall be authorized only if the participant has no available after-tax contribution account balances and the participant has exhausted funds available from Plan loans.

         (c) A participant shall not be permitted to withdraw an amount greater than the sum of (i) his before-tax contribution account balance as at December 31, 1988 and (ii) his before-tax contributions made for Plan Years beginning on and after January 1, 1989.

         (d) A participant who has attained age 59-1/2 may, as of any Valuation Date, withdraw all of part of his before-tax contribution account balances provided that such withdrawal is $500 or more. Only one such withdrawal may be made during the Plan Year. Such withdrawals may be made as of any calendar quarter.

         (e) All provisions of this Section 10.2 shall be administered in a manner so that all participants shall be treated uniformly under similar circumstances.

         (f) A hardship withdrawal may not be made for a sum less than $500.

10.3 Withdrawal of Employer Contributions. Any participant with at least five years participation in the Plan, may withdraw Employer contributions at any time under procedures promulgated for the Plan subject to a minimum of $500 and a maximum of one withdrawal per Plan Year.

10.4     Loans.

         (a) An active participant may apply for a Plan loan to be received and administered in accordance with administrative procedures promulgated for the Plan.

         (b)      Loans are subject to the following limits:

                  i.       minimum loan of $1,000;

                  ii. maximum loan of 50% of vested account balance, including any after-tax, rollover, Employer contributions and before-tax contributions, from $2,000 up to $100,000; or if less

                  iii. $50,000 limit for vested account values in excess of $100,000 reduced by the excess, if any, of the highest outstanding balance during the one-year ending immediately preceding the date of the loan over the outstanding balance on the date of the loan.

         (c) A participant may not have more than two loans outstanding at a time. A loan shall be repaid by payroll deduction but may be pre-paid in full at any time. Repayments shall be invested in accordance with current investment elections. Refinancing of a loan is not permitted.

         (d) Loan proceeds are to be drawn from accounts in the following order: after-tax, rollover, company contribution and before-tax accounts and when repaid shall be credited to such accounts in the reverse order.

         (e) Loans shall be subject to a minimum initiation fee of $50 or such other amount as shall be established from time to time by the Company.

         (f) If upon a participant's termination of employment or death, any loan or portion thereof made to him under the Plan, together with accrued interest thereon, remains unpaid, the amount of such unpaid loan and accrued interest shall be charged to the participant's accounts after all other adjustments required under the Plan have been made but before any distribution under Article 12.

         (g) Loans shall bear interest at an annual rate equal to the prime rate set forth in the Wall Street Journal less one percent.

         (h) If allowed by the Committee, loan repayments will be suspended under the Plan during a period of qualified military service as provided under Section 414(u)(4) of the Code.

                                   ARTICLE 11

                        VESTING IN EMPLOYER CONTRIBUTIONS

11.1 Vesting by Service. A participant who has not attained age 55, shall vest in his account attributable to Employer contributions and related income, expenses, loss and appreciation in accordance with the following schedule:

     Completed Years                                             Percentage
     of Vesting Service                                          Interest

     Less than 1 year                                                     0%
     1 year, but less than 2 years                                       30%
     2 years, but less than 3 years                                      60%
     3 years, or more                                                   100%


11.2 Vesting Events. Without regard to years of Vesting Service, a participant (or beneficiary) shall fully vest in his account attributable to Employer contributions and related income, expenses, loss and appreciation upon the occurrence of any of the following events:

         (a)      Death of the participant;

         (b) Total and permanent disability of the participant as determined by the Committee; and

         (c)      Attainment of age 55 while employed by an Employer.


                                   ARTICLE 12

                                  DISTRIBUTION

12.1 Full Distribution. A participant (or beneficiary) shall be entitled to receive a full distribution of Plan account balances determined as of the Valuation Date next preceding or coincident with the earliest of the participant's:

         (a)      Death;

         (b)      Total and permanent disability;

         (c) Retirement as defined in the Chicago Title and Trust Company Pension Plan; and

         (d)      Termination of employment with fully vested rights.

12.2 Partial Vesting. A participant terminating employment other than as provided in Section 12.1 shall be entitled, determined as of the Valuation Date preceding or coincident with such termination, to receive the full value of account balances attributable to before-tax and after-tax employee contributions (as described in Sections 5.1 and 6.1), including income, losses, appreciation and depreciation, and the portion of the participant's account attributable to Employer contributions (other than the +PLUS Account) and related income, losses, appreciation and depreciation in which the participant is vested under the Plan pursuant to Section 11.1.

12.3 Employer Profit Sharing Contributions. Only participants employed on December 31 shall be entitled to receive Employer profit-sharing contributions for the year in question; provided that any participant over age 55 who dies or retires (under the Chicago Title and Trust Company Pension Plan) during the year for which a profit-sharing contribution is made shall share in such contributions based on base salary actually received during the Plan Year. Any participant employed as of December 31 and qualifying for a profit sharing contribution but terminating employment prior to the payment of such sum shall remain entitled to that payment and the Employer shall forward the vested portion of such contributions according to employment records for that person.

12.4 Forfeitures. The amount by which a participant's Employer contribution account is reduced pursuant to Section 12.2 will be considered a forfeiture as of the last day of the Plan Year in which such termination of employment occurs and shall be applied to the full extent possible to reduce Employer contributions. In the event a participant is reemployed within six years of the date of his termination of employment, the amount of any forfeiture attributable to such prior distribution shall be restored to his account upon his reemployment. Such forfeiture shall be credited from then existing forfeitures under this Section or, to the extent that forfeitures are not sufficient to restore such amount, from a supplemental Employer contribution necessary to restore the amount of the forfeiture. In the case of a maternity or paternity absence (as defined below), an employee shall not be considered to have terminated employment until the first anniversary of such absence. A "maternity or paternity absence" means an employee's absence from work because of the pregnancy of the employee or birth of a child of the employee, the placement of a child with the employee in connection with the adoption of such child by the employee, or for purposes of caring for the child immediately following such birth or placement. The Committee may require the employee to furnish such information as the Committee considers necessary to establish that the employee's absence was for one of the above specified reasons.

12.5 Distribution. Any distribution of funds under this Article 12 shall be made in a lump sum; provided that rights to receive distributions under options (installments not exceeding 15 years and 50% joint and survivor annuities) under a plan merged with this Plan or the Prior CT&T Plan shall be preserved in accordance with administrative procedures promulgated for the Plan to the extent of assets of the merged plan or the Prior CT&T Plan which shall be separately accounted for under this Plan. Such distribution shall be subject to the provisions of Section
         12.6 and shall be made in accordance with the directions of the participant or his beneficiary.

12.6 Deferral Option. All distributions shall commence as soon as administratively convenient following a participant's entitlement to distribution, provided that if the participant's vested account value exceeds $5,000, the Participant may elect to defer receipt of such distribution until age 65 years. In no event shall distribution commence later than the 60th day after the latest of the close of the Plan Year in which (i) the participant attains age 65, (ii) the 10th anniversary of the participant's participation in the Plan occurs, or (iii) the participant's termination of employment occurs.

12.7 Investment of Deferred Funds - Inactive Account. In the event a distribution of a participant's Plan interest is deferred, such sums shall be transferred to the Safety of Principal Fund (or any successor conservative investment selected by the Committee from the range of investment options) and maintained as an inactive account until age 65, death, or total and permanent disability whichever occurs first, with attendant distribution. Such inactive account shall remain invested but the rights of withdrawal, loans, etc. applicable to active accounts shall not apply.

12.8 Funds Awaiting Distribution. Except as provided in Section 12.7, no interest shall be paid on funds awaiting distribution (for example, from the date of valuation to the date of payment to a distributee) or on profit sharing contributions prior to payment into the Plan.

12.9     Qualified Domestic Relations Order.

         (a) The Committee shall be authorized to review documentation purporting to have effect as a qualified domestic relations order sufficient in process and clarity to effect an assignment of an interest of participant in the Plan.

         (b) An alternative payee under a qualified domestic relations order shall be given active account status with rights comparable to that of the subject participant.

         (c) In no event shall a participant be entitled to receive that portion of interest in the Plan which the Committee determines is required to be held for or distributed to an alternate payee in accordance with a Qualified Domestic Relations Order as defined in Section 414(p) of the Code.

         (d) Subject to the terms of the applicable Qualified Domestic Relations Order, an alternate payee shall be entitled to receive a distribution of benefits in the Plan to the fullest extent permitted under applicable law subject only to reasonable administrative procedures promulgated for the Plan.

12.10 Commencement of Benefits. Payment of benefits shall be made over a period that does not exceed the life or life expectancy of the participant and designated beneficiary. Distribution of a participant's benefits shall be made (or installment payments shall commence) by April 1 of the calendar year next following the later of the calendar year in which the participant attains age 70-1/2 or the calendar year in which his termination of employment occurs (his required commencement date); provided, however, that the required commencement date of a participant who is a five percent owner (as defined in

         Section 416 of the Code) with respect to the Plan Year in the calendar year in which he attains age 70-1/2 shall be April 1 of the next following calendar year. If the distribution of benefits commences before a participant's death, the remaining interest will be distributed at least as rapidly under the method of distribution being used as of the date of such participant's death.

         If a participant dies before the distribution of benefits has commenced, the remaining account interest shall be distributed to a designated beneficiary within a period which does not exceed the life or life expectancy of the beneficiary, or if no beneficiary was designated, within five years of the participant's death. If the distribution of benefits commences before a participant's death, the remaining interest will be distributed at least as rapidly under the method of distribution being used as of the date of such participant's death.

                                   ARTICLE 13

                          PLAN AND TRUST ADMINISTRATION

13.1     Allocation of Responsibility For Plan and Trust Administration.

         (a) The Employers shall have sole responsibility for making the contributions necessary to provide benefits under the Plan.

         (b) The Company is the plan sponsor and reserves sole authority to appoint the Trustee and to amend or terminate in whole or in part the Plan and Trust.

         (c) The Committee shall have sole discretion and responsibility for interpreting and administering the Plan.

         It is intended that each of the above-mentioned parties shall be responsible for the proper exercise of its own powers, duties, responsibilities and other obligations under this Plan and the related trust and shall not be responsible for any act or failure to act of another party, except as provided by ERISA. No party guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

13.2     Committee.

         (a) The Committee shall consist of not less than three or more than ten persons who shall be appointed by and serve at the discretion of the President of the Company.

         (b) The Committee shall adopt such rules and by-laws as it deems advisable regarding the conduct of its own affairs. No member of the Committee shall act or vote on a decision of the Committee specifically relating to that person's participation in the Plan.

         (c) Members of the Committee shall serve without compensation.

         (d) The Committee shall have the following specific powers and duties:

                           (1) To interpret the Plan and to decide any and all
                  matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies or omissions; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all persons similarly situated;

                           (2) To determine the eligibility for benefits under
                  the Plan and to compute the account balance or the amount which shall be payable to any participant or beneficiary in accordance with the provisions of the Plan;

                           (3) To authorize disbursements from the Trust;

                           (4) To authorize the Trustee with respect to the
                  funds for the investment of amounts; and

                           (5) To appoint, remove or change, from time to time,
                  persons constituting "Investment Managers," as defined in
                  Section 3(38) of ERISA, and the Committee may delegate to such Investment Managers the exclusive authority to manage (including the power to acquire and dispose of) all or such portion of the Trust Fund as the Committee shall designate at any time or from time to time.

13.3 Delegation of Authority. Anything in this Article 13 to the contrary notwithstanding, the Committee may authorize or delegate to one or more persons, not members of the Committee, to perform the routine administrative functions of the Committee and to sign on its behalf any statements of the Committee or instructions to the Trustee or notices or other communications to participants, beneficiaries or other persons.

13.4     Claims Procedure.

         (a) The Committee shall have the sole authority to determine eligibility for benefits and to decide claims under the terms of the Plan.

         (b) Upon receipt of a claim, the Committee, or its authorized representative, shall process the claim within a reasonable time and if the claim is denied in whole or in part shall furnish the claimant with written notice of:

                  (i)      The specific reason or reasons for such denial;

                  (ii) Specific references to the provisions of the Plan upon which such denial is based;

                  (iii) A description of any additional written materials or information to be submitted in writing necessary to perfect the claim and an explanation of why such material or information is necessary; and

                  (iv)     An explanation of the Plan's claim review procedure.

         (c) A claimant who receives notice of a claim denial, within 60 days after receipt of such notice, may request in writing that such denial be reviewed by the Committee. Such request is to be directed to the Committee. In connection with such review, the claimant may submit additional information in the form of documents and written issues and comments. Upon receipt of the written request for review of the denial of a claim and upon receipt of all information requested of the claimant by the Committee, the Committee shall render a written decision as to whether the claim has been accepted or denied upon review. Such decision shall include specific reasons for the decision in a manner calculated to be understood by the claimant and specific references to the pertinent Plan provisions on which the decision is based. Any such decision rendered by the Committee in good faith shall be final and binding on the claimant.

13.5     Beneficiary Designation.

         (a) Each participant shall be entitled to designate, and from time to time to change, one or more beneficiaries to receive vested account balances in the event of death or disability. In the absence of an effective beneficiary designation to the contrary, upon the death of a participant, the account balance payable shall be distributed to the participant's spouse.

         (b) Any participant who is married must obtain spousal written consent in order to designate at any time a beneficiary other than such spouse. Such consent shall be notarized or witnessed by a notary public or by a representative of the Company, as determined by the Committee.

         (c) Except as noted in subsection (a), in the event a participant does not have an effective beneficiary designation by inaction, prior death, or any other reason in the judgment of the Committee raising an issue as to the proper recipient of benefits, the Committee may in its sole discretion distribute benefits:

                  (i)      to the spouse of a married participant;

                  (ii) pursuant to judicial proceeding commenced for the purpose of obtaining direction as to payment; or

                  (iii) to such person or persons as seems reasonable under the circumstances.

         (d) In no event shall the Company, Trustee or Committee be liable to any person for a payment made in good faith under this Article.

13.6 Administrative Procedures. The Committee shall promulgate forms respecting Plan enrollment, investment direction, withdrawals, transfer of funds, loans and other fund activity. Participants shall execute all such applicable forms for the purpose of providing a written record of account activity. Applicable forms shall provide for reasonable time periods for the accomplishment of administrative tasks necessary to complete the desired procedures.

13.7 Indemnification. Members of the Committee shall be entitled to indemnification from their Employers to the fullest extent permitted under federal or state law, as applicable, for any actions taken in good faith in the performance of duties hereunder, which actions result in loss or expense to the member, including, but not limited to attorneys fees.

13.8 Supervision of Investment of Funds; Confidentiality. The Committee shall be responsible for supervising the implementation of all investment directions by participants and their beneficiaries and the actions necessary to permit the exercise by participants and beneficiaries of any rights with respect to any investment fund. Furthermore, the Committee shall use its best efforts to ensure the confidentiality of all information relating to participants' investments and the exercise of other rights. In furtherance thereof, the Committee shall be permitted to delegate all or any of the foregoing responsibilities to any other fiduciary of the Plan whenever the Committee, in its sole judgment, determines that such delegation is in the best interests of participants and their beneficiaries.


                                   ARTICLE 14

                                  MISCELLANEOUS

14.1 Assignment. Any benefit which shall be payable under the Plan shall not be subject to any manner of pledge, assignment, change, sale or transfer and any attempt to accomplish the same shall be void; provided that this restriction shall not apply to any qualified domestic relations order as defined in Section 414(p) of the Code when determined by the Committee to meet the requirements thereof.

14.2 Governing Law. The Plan, related Trust Agreement and all rights hereunder shall be governed, construed and administered in accordance with the laws of the State of Illinois, to the extent not superseded by Federal law.

14.3 Expenses. Expenses attributable to the investment of Plan assets and direct administrative expenses relating to the maintenance of Plan accounts shall be paid out of Plan assets, or at the option of each Employer, paid directly by the Employer.

14.4 No Interest in Employers. The Employers shall have no right, title or interest in Plan assets, nor shall any part of the Plan assets revert or be repaid to an Employer, directly or indirectly, unless:

         (a) A contribution is made by an Employer by mistake of fact and such contribution is returned to such Employer within one year after payment to the Trustee; or

         (b) A contribution conditioned on the deductibility thereof is disallowed as an expense for Federal income tax purposes and such contribution (to the extent disallowed) is returned to such Employer within one year after the disallowance of the deduction.

         The amount of any contribution that may be returned to an Employer pursuant to subparagraph (a) or (b) above must be reduced by any portion thereof previously distributed from the Trust and by any losses of the Trust allocable thereto, and in no event may the return of such contribution cause any participant's account balances to be less than the amount of such balances had the contribution not been made under the Plan.

14.5 Payments to Minors and Incompetents. If a participant or beneficiary entitled to receive any benefits here under is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee shall designate or to the duly appointed guardian. Such payments shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

14.6 Evidence of Survivor. If the Committee or the Trustee cannot make payment of any amount to a participant or beneficiary within two years after such amount becomes payable because the identity or whereabouts of such participant or beneficiary cannot be ascertained notwithstanding the mailing of a notice of such participant or beneficiary by certified mail to his last known address, the Committee at the end of such two-year period may direct that all unpaid amounts which would have been payable to such participant or beneficiary be forfeited and treated as a forfeiture hereunder. In determining whether such two-year period has elapsed, the Committee may establish rules to be applied on a uniform and nondiscriminatory basis for determining how similar periods under any plan which has been merged, or has transferred assets and liabilities into the Plan, shall be counted. Notwithstanding the foregoing, the forfeited benefits of any participant or beneficiary shall be reinstated and payment of such benefits will commence upon the filing at any time of a claim of such benefits by such participant or beneficiary.

14.7 Titles and Headings. The titles to Articles and headings of sections in this Plan are for convenience of reference only, and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.



                                   ARTICLE 15

                        AMENDMENT MERGER AND TERMINATION

15.1 Amendment. The Plan may be amended by the Company at any time and from time to time by the adoption of a resolution by the Board of Directors of the Company either amending the Plan or authorizing an officer of the Company to certify as to the adoption of any amendment to the Plan. Such amendment shall become effective as of the date specified in such amendment. No amendment shall decrease the accrued benefit of any participant, nor shall such amendment vest in the Company any right, title, or interest in and to the assets of the trust or cause such income or assets to be used for, or diverted to, purposes other than for the exclusive benefit of the participants and their beneficiaries.

15.2 Merger. In the case of any merger or consolidation with, or transfer of assets or liabilities to any other Plan, any participant entitled to benefits under the Plan shall (if the Plan then terminated) receive a benefit immediately after such merger, consolidation or transfer which is equal or greater than the benefit that participant would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan not then terminated).

15.3 Termination-Vesting. The Company, by action of its Board, shall have the right at any time to terminate the Plan. In such event no further deposits by participants or contributions by the Employer shall be made. If the Plan is thus terminated, or upon the complete discontinuance of Employer contributions thereto, or the partial termination thereof, the total interest of all participants shall become one hundred percent (100%) vested to the extent of the termination, discontinuance or partial termination, and the provisions relating to forfeitures hereunder shall become null and void to that extent.

15.4     Employer Withdrawal.

         (a) If at any time an Employer ceases to participate in the Plan for any reason, the Company shall provide for the segregation of the Employer's pro rata share of the assets in the Trust. The amount of such pro rata share shall be determined as of the effective date of such withdrawal on the basis of the value of the accounts of the participants, retired participants and their beneficiaries of such withdrawing Employer. Such determination shall be made by the Company. The Company shall select the assets of the Trust to be segregated in the amount of that Employer's pro rata share so determined and its valuation of said assets for that purpose shall be conclusive.

         (b) If the withdrawal of an Employer has the effect of termination of the Plan so far as such Employer and its employees are concerned, then the rights of such Employer's participants, retired participants and their beneficiaries shall be governed by the provisions of Section 15.3.

         (c) If an Employer which ceases to participate in the Trust adopts a substantially similar trust or plan for the benefit of its employees, the withdrawal from this Plan by the Employer shall not be regarded as a termination of the Plan so far as the Employer and its employees are concerned, and the rights of that Employer's participants shall be governed in accordance with the provisions of the trust or plan so adopted by that Employer as if no withdrawal from this Plan had taken place.

                                   ARTICLE 16

                           TOP-HEAVY PLAN REQUIREMENTS

16.1. General Rule. The requirements of this Article shall apply in the event that the Plan is or becomes a Top-Heavy Plan.

16.2.    Top-Heavy Plan.

         (a) Basic Definition. Subject to the aggregation rules set forth in Section 16.2(B), the Plan shall be considered a Top-Heavy Plan pursuant to Section 416(g) of the Code in any Plan Year if, as of the Determination Date, the present value of the cumulative accrued benefits of all Key Employees of the Employer exceeds 60% of the present value of the cumulative accrued benefits of all the Employees of the Employer as of such Date, taking into account in computing the ratio any distributions made during the five consecutive Plan Year period ending on the Determination Date. Notwithstanding the foregoing, former Key Employees and any Employee who has not performed any services for the Employer during the five consecutive Plan Year Period ending on the Determination Date, shall be excluded from the above ratio. For purposes of the above ratio, the present value of a Key Employee's accrued benefit shall be counted only once each Plan Year, notwithstanding the fact that an individual may be considered a Key Employee for more than one reason in any Plan Year.

         (b) Aggregation With Other Plans. For purposes of determining whether the Plan is a Top-Heavy Plan and for purposes of meeting the requirements of this Section, the Plan shall be aggregated with other qualified plans in a Required Aggregation Group and, to the extent permitted by Section 16.3(f), in a Permissive Aggregation Group. If such Required Aggregation Group or, where applicable, such Permissive Aggregation Group is Top-Heavy, this Plan shall be considered a Top-Heavy Plan. If such Required Aggregation Group or, where applicable, such Permissive Aggregation Group is not Top-Heavy, this Plan shall not be a Top-Heavy Plan.

16.3 Definitions. For the purpose of determining whether the Plan is Top-Heavy, the following definitions shall be applicable:

         (a) Determination and Valuation Dates. The term "Determination Date" shall mean, in the case of any Plan Year, the last day of the preceding Plan year. The value of an individual's account shall be determined as of the Valuation Date and shall include any contribution actually made after such Valuation Date but on or before the Determination Date. The term "Valuation Date" means the most recent valuation date, as provided in Section 2.23, occurring within a 12-month period ending on the Determination Date.

         (b) Kev Employees. An individual shall be considered a Key Employee if he is an Employee or former Employee who at any time during the current Plan Year or any of the four preceding Plan Years:

                  (i) was an officer of the Employer who has annual Compensation from the Employer in the applicable Plan Year in excess of 50% of the dollar limitation under
                           Section 415(b)(1)(A) of the Code; provided, however, that the number of individuals treated as Key Employees by reason of being officers hereunder shall not exceed the lesser of 50 or 10% of all Employees, and provided further, that if the number of employees treated as officers is limited to 50 hereunder, the individuals treated as Key Employees shall be those who, while officers, received the greater annual Compensation in the applicable Plan Year and any of the four preceding Plan Years (without regard to the limitation set fourth in Section 416(d) of the Code), or

                  (ii) was one of the 10 Employees owning or considered as owning both more than a one-half percent interest in value and the largest interests in value in the Employer who has annual Compensation from the Employer in the applicable Plan Year in excess of the dollar limitation under Section

                           415(c)(1)(A) of the Code as increased under Section 415(d) of the Code; or

                  (iii)    was a more than 5% owner of the Employer; or

                  (iv) was a more than 1% owner of the Employer whose annual Compensation from the Employer in the applicable Plan Year exceeded $150,000.

                  For purposes of determining who is a Key Employee, ownership shall be determined by taking into account the constructive ownership rules of Section 318 of the Code, as modified by
                  Section 416(i)(1) of the Code. For purposes of determining who is a more than 5% or more than 1% owner, ownership shall mean ownership of the outstanding stock of the Employer or of the total combined voting power of all stock of the Employer.

                  For purposes of Paragraph (ii), an Employee (or former Employee) who has at least a one-half percent ownership interest is considered to be one of the top 10 owners unless at least 10 other Employees (or former Employees) own a greater interest than such Employee (or former Employee); provided that if an Employee has the same ownership interest as another Employee, the Employee having greater annual compensation from the Employer is considered to have the larger ownership interest.

         (c) Non-Key Employee. The term "Non-Key Employee" shall mean any Employee who is a Participant and who is not a Key Employee.

         (d) Beneficiary. Whenever the term "Key Employee", "former Key Employee", or "Non-Key Employee" is used herein, it includes the beneficiary or beneficiaries of such individual. If an individual is a Key Employee by reason of the foregoing sentence as well as a Key Employee in his own right, both the value of his inherited benefit and the value of his own account will be considered his accrued benefit for purposes of determining whether the Plan is a Top-Heavy Plan.

         (e) Required Aggregation Group. The term "Required Aggregation Group" shall mean all other qualified defined benefit and defined contribution plans maintained by the Employer in which a Key Employee participates, and each other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) or 410 of the Code when considered with a Required Aggregation Group.

         (f) Permissive Aggregation Group. The term "Permissive Aggregation Group" shall mean all other qualified defined benefit and defined contribution plans maintained by the Employer that meet the requirements of Sections 401(a)(4) and 410 of the Code when considered with a Required Aggregation Group.

         (g) Employer. For purposes of determining whether the Plan is a Top-Heavy Plan, the term "Employer" shall mean the Employer and any entity required to be aggregated with the Employer pursuant to Section 414(b), (c) or (m) of the Code; provided that for purposes of Section 416(i)(1)(A) of the Code, ownership percentages shall be determined separately with respect to each entity that would otherwise be aggregated under Section 414(b), (c) or (m) of the Code.

         (h) Compensation and Compensation Limitation. For purposes of this Article, except as otherwise specifically provided, the term "Compensation" has the same meaning as in Section 5.9. In the event the Plan becomes a Top-Heavy Plan, the annual Compensation of a Key Employee taken into account under the Plan (for all Plan Years, including Plan Years before the Plan was a Top-Heavy Plan) shall not exceed $200,000, adjusted for increases in the cost of living pursuant to regulations issued under Section 416 of the Code; provided that benefits accrued before the Plan was a Top-Heavy Plan shall not be reduced.

16.4 Requirements Applicable if Plan is Top-Heavy. In the event the Plan is determined to be Top-Heavy for any Plan Year, the following requirements shall be applicable.

         (a) Minimum Allocation. In the case of a Non-Key Employee who is covered under this Plan but does not participate in any qualified defined benefit plan maintained by the Employer, the Minimum Allocation of contributions plus forfeitures allocated to the account of each such Non Key Employee who has not separated from service at the end of a Plan Year in which the Plan is Top-Heavy shall equal the lesser three percent (3%) of Compensation for such Plan Year of the largest percentage of Compensation provided on behalf of any Key Employee for such Plan Year. The Minimum Allocation provided hereunder may not be suspended or forfeited under Sections 411(a)(3)(B) or 411(a)(3)(D) of the Code. A Non-Key Employee shall not fail to receive a Minimum allocation because he is excluded from participation (or accrues no benefit) merely because the Employee's compensation is less than a stated amount or merely because of a failure to make mandatory employee contributions, if any are so required under the Plan.

         (b) Non-duplication of Minimum Benefits. A Non-Key Employee who is covered under this Plan and under a qualified defined benefit plan maintained by the Employer which is a Top-Heavy Plan shall not be entitled to the Minimum Allocation under this Plan but shall receive the minimum benefit provided under the terms of the qualified defined benefit plan. A Non-Key Employee who is covered under this Plan and under the Deferred Stock Purchase Plan but not under any qualified benefit plan maintained by the Employer shall not be entitled to the

                  Minimum Allocation under this Plan in a year when the Deferred Stock Purchase Plan is a Top-Heavy Plan, but shall receive the minimum allocation provided under the terms of the Deferred Stock Purchase Plan.

         (c) Limitations on Annual Additions and Benefits. For purposes of computing the defined benefit plan fraction and defined contribution plan fraction as set forth in Sections 415(e)(2)(B) and 415(e)(3)(B) of the Code, the dollar limitations on benefits and annual additions applicable to a limitation year shall be multiplied by 1.0 rather than by
                  1.25. The foregoing provisions of this Section 16.4(c) shall not be applicable for Plan Years beginning after December 31, 1999.

         (d) Vesting. A participant in the +PLUS Account shall be eligible to receive benefits from, or vest in, the +PLUS Account upon completion of three years of Vesting Service.

                                   ARTICLE 17

                             ROLLOVER CONTRIBUTIONS

17.1     Eligible Rollover Contributions.

         (a) A participant (or a spouse of the participant who is an alternate payee under a qualified domestic relations order) may elect, at the time and in the manner specified by the Committee, to have any portion of an "eligible rollover distribution" (as defined below) paid directly to an "eligible retirement plan" (as defined below) specified by the participant (or a spouse who is an alternate payee) in a direct rollover. An "eligible rollover distribution" is any distribution of all or a portion of the balance to the credit of the Participant, other than a distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life or life expectancy of the participant or the joint lives or joint life expectancies of the participant and the participant's designated beneficiary or for a specified period of ten years or more.

         (b) The Plan will accept rollover contributions by a participant from other tax-qualified retirement plans, conduit IRAs or other funds specifically approved by the Company, all in accordance with administrative procedures promulgated for the Plan.

17.2 Exclusion. An eligible rollover distribution shall not include any portion of a distribution required under Section 401(a)(9) of the Code and any portion of a distribution that is not includible in gross income.

17.3 Definition. An "eligible retirement plan" is an individual retirement account or, individual retirement annuity under Sections 408(a) and 408(b) of the Code, a Section 403(a) annuity plan or another qualified defined contribution trust described in Section 401(a) of the Code that accepts rollover distributions. A participant's surviving spouse may direct an eligible rollover distribution to an eligible retirement plan which is an individual retirement account or individual retirement annuity.

                                   ARTICLE 18

                                  +PLUS ACCOUNT

18.1 Establishment of +PLUS Account. The Company shall establish and maintain a new account, called the "+PLUS Account." All assets of the +PLUS Account shall be delivered to the Trustee to be held as Plan Assets in accordance with the trust agreement between the Company and the Trustee.

18.2 Eligibility. The following participants in this Plan shall be eligible to participate in the +PLUS Account:

         (a) Any Employee of an Employer who, on the day immediately preceding the Spin-Off Date.

         (b) All participants who were non-vested participants in the Chicago Title and Trust Company Pension Plan as of January 1, 1995 shall be automatically eligible for +PLUS Account participation.

         (c) Any participant participating in the Chicago Title and Trust Company Pension Plan who elects as of January 1 of a calendar year to participate in the +PLUS Account.

         (d) Any Employee hired on or after January 1, 1995 and who completes one year of eligibility service shall be automatically eligible for +PLUS Account participation.

18.3 Vesting. Notwithstanding any other provisions of the Plan, a participant in the +PLUS Account shall be 100% vested in the +PLUS Account if the participant has completed five years of Vesting Service and shall not be vested in the +PLUS Account if the participant has completed less than five years of Vesting Service.

18.4 Investment of Accounts. A participant may direct the investment of the participant's +PLUS Account in any of the Funds maintained by the Company from time to time for

         Plan Assets in accordance with administrative procedures promulgated from time to time by the Company.

18.5 Employer Contributions. The +PLUS Account is wholly funded by Employer contributions. The amount of contribution made by an Employer on behalf of a participant is based on the participant's percentage of Compensation, as determined by age plus Credited Service (as such term is defined in the Chicago Title and Trust Company Pension Plan) and described on the following contribution schedule:

Points (Age + Credited    Percent of All Base Pay    Percent of Pay in Excess of
Service)                      (annual average)       Social Security Taxable
                                                     Wage Base
below 40                            1.0%                              0.0%
40-49                               2.5%                              1.0%
50-59                               4.0%                              2.0%
60-69                               6.0%                              3.0%
70 or more                          8.5%                              4.0%

         Employer contributions are made based on employment and participation as of December 31 of a calendar year. If a participant is not so employed and participating as of December 31, no contribution will be made by the participant's Employer except that a prorated contribution will be made if employment ends prior to December 31, because of retirement, death or disability.

18.6 Loans and Withdrawal. Loans and Withdrawals by a participant are not permitted from the +PLUS Account.

18.7 Distribution. Subject to the provisions of Article 12, a participant may receive a distribution from the +PLUS Account in a lump sum as soon as administratively reasonable after a participant or the participant's beneficiary becomes eligible for a distribution.